Exhibit 16.1
March 29, 2022
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Hillman Solutions Corp. (the Company) and, under the date of March 16, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended December 25, 2021 and December 26, 2020. On March 23, 2022, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 29, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the board of directors, and we are not in a position to agree or disagree with the Company’s statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,
/s/ KPMG LLP